Exhibit 23.1

BERMAN & COMPANY. P. A.
                      Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 15, 2008 on the financial statements of Alternative Energy Partners, Inc. for the year ended July 31, 2008 and for the period from April 28, 2008 (inception) to July 31, 2008, included herein on the registration statement of Alternative Energy Partners, Inc. on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Boca Raton, Florida
September 15,2008

551 NW 77th Street. Suite 107 • Boca Raton, FL 33487
Phone: (561) 864-4444• Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants